EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN FINANCE TRUST ANNOUNCES SECOND QUARTER 2020 RESULTS

New York, August 5, 2020 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the second quarter ended June 30, 2020.

Second Quarter 2020 and Subsequent Event Highlights

•	Revenue was $74.9 million as compared to $79.1 million for the second quarter 2019 due primarily to the $7.6 million lease termination fee recorded in second quarter 2019 (the “2019 Termination Fee”)

•	Net loss attributable to common stockholders was $21.8 million compared to net income of $7.9 million for the second quarter 2019, due in part to the 2019 Termination Fee.

•	Cash net operating income (“NOI”) was $54.7 million compared to $62.7 million for the second quarter 2019, largely as a result of the $7.6 million 2019 Termination Fee

•	Funds from Operations (“FFO”) of $22.2 million, or $0.21 per diluted share compared to $24.4 million, or $0.23 per diluted share, for the second quarter 2019

•
Adjusted Funds from Operations (“AFFO”) of $21.2 million or $0.20 per share, compared to $30.0 million or $0.28 per diluted share in the prior year second quarter and $25.2 million, or $0.23 per diluted share in the quarter ended March 31, 2020 due to increased legal expenses related to COVID-19 and the $0.07 per share impact from the 2019 Termination Fee

•	Collected over 84% of cash rent due in second quarter 2020[1], including 94% in single tenant portfolio and 96% among the top 20 tenants[2]

•
Subsequent to quarter end, July cash rent collection of 88% as of July 31, 2020 including 96% in single tenant portfolio and 72% in multi-tenant portfolio, outpacing second quarter results as rent deferral agreements end and tenants resume paying full rent

•	Executed lease extensions averaging 36 months and totaling $29.1 million in net additional rent in exchange for short-term rent deferrals or credits

•	Portfolio occupancy of 94.3% up from 93.4% in second quarter 2019

•	Total multi-tenant occupancy increased to 86.2% from 85.1% year-over-year

•	High quality portfolio with 63% of tenants in single-tenant portfolio and 80% of the top 10 tenants[3] portfolio-wide rated as investment grade or implied investment grade[4]

•	Annual rent escalators[5] averaging 1.3% per year in 80.4% of leases provide contractually embedded rent growth

•
Subsequent to quarter-end, entered into a $715 million CMBS loan that is interest-only at an interest rate of 3.74%, has a five-year term and is secured by 368 single-tenant properties, de-risking and extending the weighted average portfolio debt maturity from 3.3 years to 4.9 years[6], with only 30% of debt maturing through 2024

•	Proceeds from the 5-year CMBS loan, in part, refinanced a $497 million loan that had a higher interest rate of 4.36% and only two months remaining until maturity

Michael Weil, Chief Executive Officer, commented, “The strength and resiliency of AFIN's high-quality, long-term and primarily investment-grade or implied investment-grade portfolio that is focused on necessity retail was evident during a quarter that was full of global challenges. By working directly with our tenants, we were able to collect 84% of the cash rent due in the quarter and create long term value by adding $29.1 million of straight-line rent through lease extensions in exchange for rent deferrals and credits. In July we surpassed our second quarter performance by collecting over 88% of cash rents overall, including 96% in our single tenant portfolio, and continued focusing on our long-term objectives with the closing of a large CMBS transaction, which further de-risked our portfolio and extended our weighted-average debt maturity by 1.6 years to almost 5 years.”

Financial Results

	Three Months Ended June 30,
(In thousands, except per share data)	2020	2019
Revenue from tenants	$74,934	$79,109

Net (loss) income attributable to common stockholders	$(21,803)	$7,884
Net (loss) income per common share (a)	$(0.20)	$0.07

FFO attributable to common stockholders	$22,233	$24,420
FFO per common share (a)	$0.21	$0.23

AFFO attributable to common stockholders	$21,194	$29,997
AFFO per common share (a)	$0.20	$0.28
(a) All per share data based on 108,386,013 and 106,394,277 diluted weighted-average shares outstanding for the three months ended June 30, 2020 and 2019, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 847 net lease properties located in 46 states and the District of Columbia and comprised 18.9 million rentable square feet as of June 30, 2020. Portfolio metrics include:

•	94.3% leased, up from 93.4% at the end of second quarter 2019, with 8.9 years remaining weighted-average lease term[7]

•	80.4% of leases have contractual rent increases of 1.3% on average based on annualized straight-line rent[8]

•	63% of single-tenant portfolio and 28% of multi-tenant anchor tenants annualized straight-line rent derived from investment grade or implied investment grade tenants

•	80% retail properties, 11% distribution properties and 9% office properties (based on an annualized straight-line rent)

•	69% of the retail portfolio focused on either service[9] or experiential retail[10] giving the company strong alignment with “e-commerce resistant” real estate

•	1.1% increase in multi-tenant occupancy, year over year

Property Acquisitions

During the three months ended June 30, 2020, the Company acquired three properties for an aggregate contract purchase price11 of $12.2 million at a weighted average capitalization rate12 of 8.0%. Since 2017, 78% of all acquisitions have been properties leased to service retail tenants13.

Property Dispositions

The Company sold four properties during the second quarter of 2020 for $9.4 million, of which approximately $4.3 million was used to repay related mortgage debt.

Capital Structure and Liquidity Resources

As of June 30, 2020, and after giving effect to the amendment to the Company's credit facility and the new $715 million mortgage loan and other transactions that occurred at the closing of the amendment to the credit facility on July 24, 2020, the Company had a total borrowing capacity under the credit facility of $529.1 million based on the value of the borrowing base under the credit facility, and, of this amount, $503.1 million was outstanding under the credit facility as of June 30, 2020 and $26.0 million remained available for future borrowings14. As of June 30, 2020, the Company had $136.7 million of cash and cash equivalents. The Company’s net debt15 to gross asset value16 was 40.3%, with net debt of $1.7 billion.

The Company’s percentage of fixed rate debt was 72% as of June 30, 2020. The Company’s total combined debt had a weighted-average interest rate cost of 3.8%17, resulting in an interest coverage ratio of 2.6 times18.

Rent Collection Update

Second Quarter of 2020

For the second quarter of 2020, AFIN collected 84% of the cash rents that were due across the portfolio, including 96% of the cash rent payable from the top 20 tenants in the portfolio (based on the total of second quarter cash rent due across our portfolio) and 94% of the cash rent payable in the single tenant portfolio and 63% of the cash rent payable in the multi-tenant portfolio.

Of the second quarter 2020 cash rent remaining, lease amendments providing for either a rent deferral or a rent credit have been approved for 10% of the unpaid cash rent, while another 5% of rents are currently in negotiation for similar lease amendments19. The remaining 1% generally consists of tenants who have made partial payment and/or tenants without active communication on a potential approved agreement.

Subsequent to quarter end, July cash rent collection of 88% as of July 31, 2020 including 96% in single tenant portfolio and 72% in multi-tenant portfolio, outpacing second quarter results as rent deferral agreements end and tenants resume paying full rent

Subsequent Events

Financing Activity

The Company, through certain of its subsidiaries, entered into a loan agreement for a $715.0 million loan. The loan is secured by, among other things, a first mortgage on 368 single-tenant properties located in 41 states and the District of Columbia and totaling approximately 7.1 million square feet. The loan bears interest at a fixed rate of 3.743% and matures on August 6, 2025. The loan requires payments of interest only, with the principal balance due on the maturity date. At closing, of the approximately $697.1 million of net proceeds from the loan after fees and expenses, $696.2 million was used to repay $499.0 million for a mortgage loan originally due September 2020 bearing an interest rate of 4.36% per annum, and the remainder was used to repay outstanding amounts under the Company’s corporate credit facility. Of the 368 single tenant properties secured under the new loan, 223 were previously held as collateral under the mortgage loan originally due September 2020, and all but one of the remaining properties were part of the borrowing base under the corporate credit facility.

Footnotes/Definitions

1 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the third quarter of 2020 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict. With respect to ongoing negotiations of rent deferrals or credits, there can be no assurance that these negotiations will be successful and will lead to formal agreements on favorable terms, or at all. With respect to the other remaining unpaid amounts, there can be no assurance the Company will be successful in its efforts to collect or defer these amounts on a timely basis, or at all.
2 Top 20 tenants based on second quarter 2020 cash rents
3 Percentage of single-tenant portfolio tenants and top 10 tenants based on annualized straight-line rent as of March 31, 2020.
4 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of June 30, 2020. Single-tenant portfolio tenants are 50.6% actual investment grade rated and 12.7% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 20.1% actual investment grade rated and 7.9% implied investment grade rated.
5 Based on annualized straight-line rent as of June 30, 2020. Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.
6 Reflects the effect of the $715 million CMBS refinancing completed in July 2020 as if it had occurred on June 30, 2020.
7 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of June 30, 2020.
8 Annualized straight-line rent is calculated using the most recent available lease terms as of June 30, 2020.
9 Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors
10 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.
11 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
12 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet.
13 Based on acquisitions during the period from January 1, 2017 through June 30, 2020 excluding the multi-tenant properties acquired in the American Realty Capital Retail Centers of America, Inc. (“RCA”) merger in February 2017. Weighted by annualized straight-line rent as of June 30, 2020.
14 The borrowing capacity and availability for future borrowings under the Company’s credit facility is based on the borrowing base thereunder, which is the pool of eligible otherwise unencumbered real estate assets. The July credit facility amendment is designed to provide the Company with additional flexibility to continue addressing the adverse impacts of the COVID-19 pandemic. See the Current Report on Form 8-K filed by the Company on July 28, 2020 for further details.
15 Total debt of $1.8 billion less cash and cash equivalents of $136.7 million as of June 30, 2020. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
16 Defined as the carrying value of total assets plus accumulated depreciation and amortization as of June 30, 2020.
17 Weighted based on the outstanding principal balance of the debt.
18 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended June 30, 2020.
19 The rent credit is generally coupled with an extension of the lease. We granted rent credits with respect to 3% of cash rent due for the second quarter of 2020. The terms of the lease amendments providing for rent credits differ by tenant in terms of length and amount of the credit

Webcast and Conference Call

AFIN will host a webcast and call on August 6, 2020 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-605-3851
Participant Elite Entry Number: 9015192

Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10145431
*Available one hour after the end of the conference call through November 6, 2020

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals

The majority of the concessions granted to the Company’s tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, we do not expect rental revenue used to calculate Net Income and NAREIT FFO to be significantly impacted by these types of deferrals. In addition, since we currently believe that these amounts are collectible, we have excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$705,115	$685,889
Buildings, fixtures and improvements	2,739,863	2,681,485
Acquired intangible lease assets	445,771	448,175
Total real estate investments, at cost	3,890,749	3,815,549
Less: accumulated depreciation and amortization	(582,668)	(529,052)
Total real estate investments, net	3,308,081	3,286,497
Cash and cash equivalents	136,699	81,898
Restricted cash	20,132	17,942
Deposits for real estate acquisitions	2,290	85
Deferred costs, net	16,096	17,467
Straight-line rent receivable	54,655	46,976
Operating lease right-of-use assets	18,718	18,959
Prepaid expenses and other assets (including $457 and $503 due from related parties as of June 30, 2020 and December 31, 2019, respectively)	39,846	19,188
Assets held for sale	—	1,176
Total assets	$3,596,517	$3,490,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$1,305,104	$1,310,943
Credit facility	503,147	333,147
Below market lease liabilities, net	79,549	84,041
Accounts payable and accrued expenses (including $599 and $1,153 due to related parties as of June 30, 2020 and December 31, 2019, respectively)	32,333	26,817
Operating lease liabilities	19,307	19,318
Deferred rent and other liabilities	9,431	10,392
Dividends payable	3,617	3,300
Total liabilities	1,952,488	1,787,958

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 8,796,000 shares authorized, 7,719,689 and 6,917,230 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	77	69
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 108,527,734 and 108,475,266 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	1,085	1,085
Additional paid-in capital	2,635,166	2,615,089
Distributions in excess of accumulated earnings	(1,016,977)	(932,912)
Total stockholders’ equity	1,619,351	1,683,331
Non-controlling interests	24,678	18,899
Total equity	1,644,029	1,702,230
Total liabilities and equity	$3,596,517	$3,490,188

American Finance Trust, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2020	2019
Revenue from tenants	$74,934	$79,109

Operating expenses:
Asset management fees to related party	6,918	6,335
Property operating expense	12,541	13,137
Impairment of real estate investments	11,502	4
Acquisition, transaction and other costs [1]	721	1,892
Equity-based compensation [2]	3,247	3,268
General and administrative	6,864	6,441
Depreciation and amortization	35,443	30,924
Goodwill impairment	—	1,605
Total operating expenses	77,236	63,606
Operating income before gain on sale of real estate investments	(2,302)	15,503
Gain on sale of real estate investments	2,838	14,365
Operating income	536	29,868
Other (expense) income:
Interest expense	(18,801)	(21,995)
Other income	61	667
Total other expense, net	(18,740)	(21,328)
Net (loss) income	(18,204)	8,540
Net loss (income) attributable to non-controlling interests	20	(14)
Preferred stock dividends	(3,619)	(642)
Net (loss) income attributable to common stockholders	$(21,803)	$7,884

Basic and Diluted Net (Loss) Income Per Share:
Net (loss) income per share attributable to common stockholders — Basic and Diluted	$(0.20)	$0.07
Weighted-average shares outstanding — Basic	108,386,013	106,075,741
Weighted-average shares outstanding — Diluted	108,386,013	106,394,277
______

[1] For the three months ended June 30, 2020 and 2019, includes litigation costs related to AFIN’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.3 million and $0.2 million, respectively.
[2] For the three months ended June 30, 2020 and 2019, includes expense related to the Company’s restricted common shares of $0.3 million and $0.3 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2020	2019
Adjusted EBITDA
Net (loss) income	$(18,204)	$8,540
Depreciation and amortization	35,443	30,924
Interest expense	18,801	21,995
Impairment of real estate investments	11,502	4
Acquisition, transaction and other costs [1]	721	1,892
Equity-based compensation [2]	3,247	3,268
Gain on sale of real estate investments	(2,838)	(14,365)
Other income	(61)	(667)
Goodwill impairment	—	1,605
Adjusted EBITDA [3]	48,611	53,196
Asset management fees to related party	6,918	6,335
General and administrative	6,864	6,441
NOI [3]	62,393	65,972
Amortization of market lease and other intangibles, net	(2,289)	(1,723)
Straight-line rent	(5,442)	(1,566)
Cash NOI [3]	$54,662	$62,683

Cash Paid for Interest:
Interest expense	$18,801	$21,995
Amortization of deferred financing costs, net and change in accrued interest	(990)	(3,062)
Amortization of mortgage discounts and premiums on borrowings	589	839
Total cash paid for interest	$18,400	$19,772
______

[1] For the three months ended June 30, 2020 and 2019, includes litigation costs related to the Merger of $0.3 million and $0.2 million, respectively.
[2] For the three months ended June 30, 2020 and 2019, includes expense related to the Company’s restricted common shares of $0.3 million and $0.3 million, respectively.
[3] For the three months ended June 30, 2019 includes income from a lease termination fee of $7.6 million, which is recorded in Revenue from tenants in the consolidated statements of operations.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2020	2019
Net (loss) income attributable to common stockholders (in accordance with GAAP)	$(21,803)	$7,884
Impairment of real estate investments	11,502	4
Depreciation and amortization	35,443	30,924
Gain on sale of real estate investments	(2,838)	(14,365)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(71)	(27)
FFO attributable to common stockholders [1]	22,233	24,420
Acquisition, transaction and other costs [2]	721	1,892
Litigation cost reimbursements related to the Merger [3]	—	(115)
Legal fees and expenses — COVID-19 lease disputes [4]	242	—
Amortization of market lease and other intangibles, net	(2,289)	(1,723)
Straight-line rent	(5,442)	(1,566)
Straight-line rent (rent deferral agreements) [5]	2,082	—
Amortization of mortgage premiums on borrowings	(589)	(839)
Equity-based compensation [6]	3,247	3,268
Amortization of deferred financing costs, net and change in accrued interest	990	3,062
Goodwill impairment [7]	—	1,605
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(1)	(7)
AFFO attributable to common stockholders [1]	$21,194	$29,997
______

[1] FFO and AFFO for the three months ended June 30, 2019 includes income from a lease termination fee of $7.6 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO, consistent with what the Company believes to be general industry practice.
[2] Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[3] Included in "Other income" in the Company's consolidated statement of operations.
[4] Reflects legal costs incurred during the second quarter related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second quarter of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, management views these costs as COVID-19-related and separable from the Company’s ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what we typically incur for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[5] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on our balance sheet but are considered to be cash, for purposes of AFFO, that is expected to be collected.
[6] Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.
[7] This is a non-cash item and is added back as it is not considered a part of operating performance.

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as fees related to the Listing, non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the Listing, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.